GMAC RFC

(LOGO)

Worldwide Capital Partner

March 22, 1999

PricewaterhouseCoopers LLP
650 South Third Street
Suite 1300
Minneapolis, MN 55402

As of and for the year ended December 3 I, 1998, Residential Funding Corporation ("RFC") has complied in all material respects with our minimum servicing standards set forth below for those loans serviced for others under master servicing arrangements. Direct servicing functions are performed by various subservicers.

Our minimum standards are:

I.    CUSTODIAL BANK ACCOUNTS

A. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

1) Be mathematically accurate.

2) Be prepared within thirty (30) calendar days after the cutoff date.

3) Be reviewed and approved by someone other than the person who prepared the reconciliation, and document explanation for reconciling items.

4) These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

B. Each custodial and escrow account as maintained by the master servicer and subservicer shall be maintained in an eligible account in trust for the applicable certificateholders as prescribed by applicable pooling and servicing agreements.

C. Funds shall be advanced by the master servicer or the subservicer, as required by applicable pooling and servicing agreements in accordance with the amortization schedules of each mortgage loan, or for overdrafts in the mortgagers escrow accounts. (LOGO) GMAC RFC Worldwide Capital Partner

PricewaterhouseCoopers LLP
March 22, 1999
Page 2

II.SUBSERVICER REMITTANCES

A. Remittances for mortgage payments and payoffs received from subservicers shall be deposited into the applicable investor custodial bank account within one business day of receipt.

B. Remittances from subservicers shall be reconciled to applicable mortgagor records during the appropriate accounting cycle.

C. Reconciliations shall be performed monthly for each subservicer remittance. These reconciliations shall:

1) Be mathematically accurate.

2) Be prepared within thirty (30) days after the cutoff date.

III. DISBURSEMENTS

A. Disbursements to investors shall be made in accordance with the applicable pooling and servicing agreements and/or the prospectus indicating how cash flows are to be allocated.

B. Amounts remitted to investors per our investor reports shall agree with the custodial bank statements.

C.  Only  permitted   withdrawals  per  the  applicable  pooling  and  servicing agreements shall be made from the custodial accounts for certificateholders.

D. Disbursements of investor funds from custodial accounts via wire transfer shall be made only by authorized personnel.

IV. INVESTOR ACCOUNTING AND REPORTING

Statements to the certificateholders shall be made with each monthly distribution in accordance with applicable pooling and servicing agreements detailing the applicable distribution activity and effect on the unpaid principal balance of the mortgage loans.


V. MORTGAGOR LOAN ACCOUNTING

A. Uniform Single Attestation Program reports from external subservicers will be obtained and reviewed to provide a basis in meeting our minimum servicing standards.

B. Mortgage loan records shall agree with, or reconcile to, the mortgage loan records maintained by the subservicer with respect to unpaid principal balance on a monthly basis.



(LOGO)
GMAC RFC

PricewaterhouseCoopers LLP
March 22, 1999
Page 3

Worldwide Capital Partner

VI.   DELINQUENCIES

Reports from subservicers identifying delinquent loans shall be received and reviewed monthly. Reports shall be made with each distribution to certificateholders as to the number and aggregate principal balances of delinquent mortgage loans, based on the most recent reports furnished by the subservicers.

VII. INSURANCE POLICIES

As of and for this same period, RFC had in effect a fidelity, bond in the amount of S150,000,000, and an errors and omissions policy in the amount of $60,000,000 for the first eight months of 1998 which was increased to $l00,000,000 as of September 1, 1998.

Bruce Paradis
Managing Director/President

Davee Olson
Managing Director/Chief Financial Officer

Linda Simmons
Managing Director

8400 Normandale Lake Boulevard, Suite 600
Minneapolis, MN 55437
(612) 832-7000